Exhibit 10.2

MCMORAN EXPLORATION CO.

2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

AMENDMENT ONE

WHEREAS, McMoRan Exploration Co. (“Company”) maintains the McMoRan Exploration Co. 2005 Supplemental Executive Capital Accumulation Plan, amended and restated effective January 1, 2009 (the “Plan”);

WHEREAS, the Company desires to revise the claims procedures and make other clarifications and improvements;

WHEREAS, pursuant to Section 10.04 of the Plan, the Board or its delegate, has the authority to amend the Plan;

NOW, THEREFORE, the Plan is amended effective January 1, 2009, unless stated otherwise, to read as follows:

I.

The following is a new paragraph (c) of Section 1.06, Contribution, and the current paragraph (c) becomes paragraph (d) and (e) becomes paragraph (f), with the new paragraph (c) to read as follows:

(c)	Company Matching Contribution Credits means matching contributions made by a Participating Company on behalf of a Participant for Basic Credits deferred on or after January 1, 2009.

II.

Paragraph (a), Basic Credit Deferral Election of Section 3.00, Deferral Election, is amended and restated effective January 1, 2009, to read as follows.

(a)
Basic Credits Deferral Election.  Each Eligible Employee (as defined in Section 2.00) may elect prior to the first day of each Plan Year to defer a percentage of his Basic Compensation for each pay period in which the Eligible Employee’s deferrals under the MMR-ECAP have ceased due to application of Code Sections 401(a)(17) or Sections 402(g); and 414(v), if applicable.  The Code Section 401(a)(17) amount for Plan Years 2009 and 2010 is $245,000, the Code Section 402(g) amount for Plan Years 2009 and 2010 is $16,500 and the Code Section 414(v) amount for Plan Years 2009 and 2010 is $5,500.  The amount of allowable deferral pursuant to the Participant’s election shall be a minimum of one percent (1%), and in increments of at least one-half of one percent (1/2%), but not to exceed twenty percent (20%).  Further, the elected deferral must be the same percentage such Employee elected to defer into the MMR-ECAP.

III.

Paragraphs (a) and (b) of Section 4.00, MMR-SECAP Company Matching Contribution Credit, are amended and restated effective January 1, 2009, to read as follows:

(a)
Concurrently with the crediting of the MMR-SECAP Basic Credit to an Eligible Employee’s Account, the Participating Company shall credit a MMR-SECAP Company Matching Contributions Credit to the Participant’s MMR-SECAP Company Matching Contributions Credit Account.  The MMR-SECAP Company Matching Contributions Credit shall be equal to the Participant’s MMR-SECAP Basic Credit, but limited to five percent (5%) of [(A) minus (B)] when (A) equals such Participant’s Basic Compensation and (B) equals the Code Section 401(a)(17) dollar limit for the applicable year.  Prior to 2009, Company Matching Contribution Credits were named Company Savings Contribution Credits.

(b)
The Participant’s Company Savings Contribution Credits Account and Company Matching Contribution Credits Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

IV.

Section 6.00, Distribution Upon Separation from Service, is amended and restated, effective January 1, 2010 to read as follows:

6.00           Distribution Upon Separation from Service.  The total vested value of a Participant’s Accounts will be paid as soon as practicable following Separation from Service.  Notwithstanding, if a Participant elected on or before December 31, 2008 to defer payment, the total value of the Participant’s vested Accounts will be paid by February 28th of the year following the year in which such Participant Separates from Service.  Any Eligible Employee who was automatically eligible to receive Enhanced Company Contribution Credits in 2009 but was not eligible to defer a percentage of his or her Basic Compensation will be deemed to have elected to receive payment upon Separation from Service.  Once made, the distribution payment election, or default payment election, shall continue in force indefinitely for all of the Participant’s Accounts.

Notwithstanding, if the Participant is a Specified Employee payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

V.

Paragraphs (a) and (b) of Section 6.01, Timing of Payment, are hereby deleted and paragraph (c) becomes the only paragraph at Section 6.01.

VI.

ARTICLE IX, Claims Procedures, is amended and restated, effective January 1, 2010, to read as follows:

9.00           Claims Procedures.

(a)
If a claimant is dissatisfied with the determination of his or her benefits, eligibility, participation, service, or any other interest in the Plan, the claimant may submit a written request for a review of such determination to the Committee or its delegate.  The Committee or its delegate will review the claim and will notify the claimant as to whether such claim has been granted or denied within 90 days (unless the claimant is advised that special circumstances require an extension of time).

(b)
If the claim is denied, the claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail.  The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) whether any additional material or information is required; and (iv) explanation of the Plan’s review and appeal procedures.

(c)
The claimant has the right to appeal a denied claim.  The claimant, his authorized representative, or beneficiary may file a written request for review of the claim with the Committee within 60 days after receipt of notification of the claim denial.  As part of the claimant’s request for review, the claimant will have the opportunity to review pertinent documents and submit issues and comments in writing for consideration.

(d)
The Committee will hear and make a determination on the claimant’s appeal at the meeting that immediately follows receipt of the request for review, unless the appeal is received within 30 days preceding the date of such meeting in which case the appeal may be heard and decided at the second meeting following receipt of the request for appeal. The claimant will be notified of the decision on appeal no later than five (5) days after such decision is made.

(e)
No legal action for recovery of benefits may be commenced before a claimant has exhausted the claims and claims review procedure described above.  Any legal action for recovery of benefits under this Plan must be commenced no later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the decision on appeal is delivered.

Executed this 30th day of December, 2009.

McMoRan EXPLORATION CO.

/s/ Dean T. Falgoust
 Dean T. Falgoust, Vice President

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, personally came and appeared Dean T. Falgoust, who, being by me sworn, did depose and state that he signed the foregoing McMoRan Exploration Co. 2005 Supplemental Executive Capital Accumulation Plan (“MMR-SECAP”) as a free act and deed on behalf of McMoRan Exploration Co. for the purposes therein set forth.

/s/ Dean T. Falgoust
Dean T. Falgoust, Vice President

SWORN TO AND SUBSCRIBED
BEFORE ME THIS 30th DAY OF
December, 2009.

/s/ William Henry Strait
NOTARY PUBLIC
                  William Henry Strait
                  Notary Public
                  State of Louisiana
                  My Commission is Issued For Life
                  La. Bar Roll No. 24735